Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114933, 333-133846, 333-152043, 333-167728, and 333-175911 each on Form S-8 of our reports dated April 16, 2013 (April 15, 2014 as to Note 29), relating to the consolidated financial statements and financial statement schedule of Perry Ellis International, Inc. as of and for each of the two years in the period ended February 2, 2013 appearing in this Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended February 1, 2014.

/s/ Deloitte & Touche LLP

Miami, Florida
April 15, 2014